SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                       ____________________

                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
                          May 1, 1997

                    VALERO ENERGY CORPORATION
      (Exact name of registrant as specified in its charter)

     Delaware                 1-4718                  74-1244795
(State of incorporation)   Commission File          (I.R.S. Employer
     jurisdiction              Number              Identification No.)
   of incorporation

530 McCullough Avenue, San Antonio, Texas             78215
(Address of principal executive offices)            (Zip Code)

                           (210) 246-2000
       (Registrant's telephone number, including area code)

                          Not applicable
      (Former name or address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets

Acquisition of Basis Petroleum, Inc.

     On May 1, 1997, Valero Energy Corporation ("Valero") acquired the outstanding common stock of Basis Petroleum, Inc. ("Basis") from Salomon Inc ("Salomon") pursuant to a stock purchase agreement among Valero, Basis, Salomon and Valero Refining and Marketing Company ("VRMC"). VRMC is a wholly owned subsidiary of Valero. The primary assets of Basis include three refineries in the U.S. Gulf Coast area and an extensive wholesale marketing business. The acquisition is being accounted for using the purchase method of accounting. Therefore, the results of operations of Basis will be included in Valero's consolidated financial statements beginning on May 1, 1997.

     Valero acquired the stock of Basis for $285 million, plus $200 million representing the estimated value of inventories and other working capital acquired in the transaction. The final working capital amount is currently being determined. The purchase price was paid, in part, with 3,429,796 shares of Valero common stock having a fair market value of $120 million, with the remainder paid in cash from borrowings under Valero's bank credit facilities. In addition, Salomon will be entitled to receive payments in any of the next 10 years if the average refining margin during any of such years improves above a specified level. These annual earn-out payments would be based on the difference between a stated base refining "crack spread" and the theoretical spread computed using actual average quoted prices, and calculated using a nominal average annual throughput of 100 million barrels. Any payments under this earn-out arrangement are limited to $35 million in any year and $200 million in the aggregate and will be accounted for by Valero as an additional cost of the acquisition and depreciated over the remaining lives of the assets to which the additional cost is allocated.

     As a result of the Basis acquisition, Valero owns and operates four refineries. Valero's other refining facility is located in Corpus Christi, Texas. The three Basis refineries are comprised of a 160,000 barrels per day ("BPD") facility in Texas City, Texas; an 85,000 BPD facility in Houston, Texas; and a 65,000 BPD facility in Krotz Springs, Louisiana. The three refineries are projected to produce approximately 330,000 BPD of refined products, including about 130,000 BPD of gasoline, about 130,000 BPD of distillates and jet fuel, and about 20,000 BPD of chemical grade propylene and liquefied petroleum gases.

     The Texas City and Houston refineries are fully integrated merchant refining facilities capable of receiving feedstocks and shipping refined products via ocean-going tankers. In addition to crude oil and vacuum units, the Texas City facility includes, among other processing units, a 48,000 BPD fluid catalytic cracking unit ("FCC Unit") (which further processes gas oil feedstock from the crude and vacuum units), a 22,000 BPD naphtha reformer ("Reformer") (which produces reformate, a low vapor pressure high-octane gasoline blendstock from naphtha streams), a 40,000 BPD solvent deasphalter ("ROSE Unit") (which recovers deasphalted oil for feed to the FCC Unit from vacuum tower bottoms) and a 75,000 BPD resid hydrodesulfurization unit ("Residfiner") (which improves the cracking characteristics of the residual oil feed for the FCC Unit). The Texas City refinery was upgraded in the third quarter of 1996 through the addition of the Residfiner and ROSE Units, as well as sour crude oil conversion capacity, tankage and various other improvements. The Houston facility includes a 61,000 BPD FCC Unit and a 17,000 BPD ROSE Unit. The Krotz Springs facility includes a 30,000 BPD FCC Unit and a 12,000 BPD Reformer. The Krotz Springs facility has access to the Colonial Pipeline, a major interstate refined product pipeline. Basis is a merchant refiner and markets refined products in approximately 155 markets in 36 states.

     After the acquisition, Valero contributed the stock of Basis to a wholly owned subsidiary of VRMC. The acquisition of Basis is not expected to affect the timing of the proposed restructuring of Valero. Pursuant to agreements executed in January 1997 among Valero, VRMC, PG&E Corporation ("PG&E"), and PG&E Acquisition Corporation ("PG&E Sub"), the capital stock of VRMC will be distributed to the stockholders of Valero immediately prior to the merger of Valero with PG&E Sub. These restructuring transactions are expected to be completed in the third quarter of 1997.
As a result of these transactions, Valero will become a subsidiary of PG&E, and VRMC will be an independent, publicly traded corporation (which plans to adopt the name "Valero Energy Corporation" immediately after the restructuring). Basis will remain a subsidiary of VRMC. For the period after the restructuring, VRMC and its subsidiaries are referred to herein as "New Valero."

Forward-Looking Statements

     The following discussion contains certain estimates, predictions, projections, assumptions and other "forward-looking statements" (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) that involve various risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect Valero's current judgment regarding the direction of its businesses, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested herein. Some important factors (but not necessarily all factors) that could affect the sales volumes, growth strategies, future profitability and operating results of Valero and New Valero, or that otherwise could cause actual results to differ materially from those expressed in any forward-looking statement include the following:

     -general economic conditions in the geographic areas served by
      Valero and New Valero,
     -changes in commodity pricing and demand, -renewal or satisfactory replacement of feedstock arrangements as well as market, political or other forces generally affecting the pricing and availability of refinery feedstocks and refined products,
     -changes in the cost or availability of third-party vessels, pipelines and other means of transporting feedstocks and products, -implementation of certain cost reductions and operational changes and realization of certain assumptions discussed in this report,
     -execution of planned capital projects,
     -accidents or other unscheduled shutdowns affecting the pipelines, plants, machinery or equipment of Valero, New Valero, or their suppliers or customers,
     -excess industry capacity,
     -competition from products and services offered by other energy enterprises,
     -weather conditions affecting Valero's or New Valero's operations or the geographic areas in which their products are marketed, -state and federal environmental, economic, safety and other legislation, policies and regulations, any changes therein, and any legal or regulatory delays beyond Valero's or New Valero's control,
     -rulings, judgments, or settlements in litigation or other legal matters, including unexpected environmental remediation costs in excess of any reserves,
     -changes in the credit ratings assigned to the debt securities and trade credit of Valero or New Valero, and the ability of Valero or New Valero to obtain financing and credit arrangements.

Neither Valero nor New Valero undertakes any obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Selected Pro Forma Projected Financial Information

     The following table shows certain selected pro forma projected income statement, balance sheet and cash flow information for New Valero, Basis, and New Valero and Basis combined for the years ended December 31, 1997 and 1998. Such selected pro forma projected financial information (i) assumes the completion of certain Basis refinery turnarounds, (ii) reflects cash proceeds of approximately $150 million from an inventory purchase agreement currently being negotiated, (iii) excludes certain marketing operations of Basis which are expected to be discontinued, and
(iv) includes a preliminary allocation of the purchase price of Basis to the assets acquired and liabilities assumed. The 1998 cash flow of Basis and New Valero and Basis combined was reduced by $3.2 million representing a projected earn-out payment for the period from May 1, 1997 through April 30, 1998. Operating income and net income for 1998 were each reduced by approximately $.1 million representing the effect of increased depreciation expense resulting from the treatment of the earn-out payment as an additional cost of the acquisition. The purchase accounting adjustments necessary to allocate the purchase price of Basis remain subject to change and the depreciation and amortization expense ultimately reflected in New Valero's financial statements may vary, perhaps significantly, from the information presented herein.

     The information presented in the following table revises similar information presented in Valero's Current Report on Form 8-K dated March 13, 1997, and should be read in conjunction with that report.

                        New Valero and Basis Combined
            Selected Pro Forma Projected Financial Information
              Dollars in Millions, Except per Share Amounts)

                                                              As of or for the Year Ended December 31,
                                                           1997                                       1998
                                            New Valero     Basis       Combined        New Valero     Basis       Combined
Income statement information:
 Operating income. . . . . . . . .          $   133        $    47     $   180         $   138        $    88     $   226
 Interest expense, net . . . . . .               13             11          24               8             15          23
 Income taxes. . . . . . . . . . .               42             13          55              47             25          72
 Income from continuing operations . . .         78             24         102              86             47         133
 Earnings per share of common stock
   from continuing operations. . . . . .       1.53             -         1.90            1.69             -         2.44

Balance sheet information:
 Working capital . . . . . . . . .              149             50         199             149             50         199
 Property, plant and equipment, net. . . .    1,259            300       1,559           1,343            327       1,670
 Deferred charges and other assets . . . .      113             27         140             117             29         146
 Long-term debt. . . . . . . . . .              251            229         480             245            197         442
 Deferred income taxes and other deferred
   credits and other liabilities . . . . .      276              5         281             293             20         313
 Stockholders' equity. . . . . . .              994            143       1,137           1,070            190       1,260

Cash flow information:
 Depreciation expense. . . . . . .               56              9          65              56             17          73
 Amortization expense. . . . . . .               36              3          39              30             13          43
 Capital expenditures. . . . . . .               85             36         121              60             80         140
 Deferred turnaround and catalyst costs. . .     18             12          30              29             16          45


Contingent Liabilities

     Basis is a party to a substantial number of claims and legal proceedings arising in the ordinary course of business, many of which allege injuries resulting from exposures to asbestos, benzene and other allegedly toxic and/or carcinogenic compounds. The stock purchase agreement provides that Salomon will indemnify Valero, New Valero and Basis from loss, cost, damage or expense attributable to all obligations, liabilities and expenses related to suits, actions, claims and investigations pending as of the closing date, and for additional indemnification, subject to certain terms, conditions and limitations, with respect to other matters. The foregoing projections assume that all losses, costs, damages and expenses incurred by New Valero and Basis following the acquisition will not materially exceed the amount of such indemnification and that all applicable indemnification will be provided in accordance with such indemnification agreement. The foregoing projections also assume that capital expenditures and other costs of environmental compliance at the Basis refineries will not materially exceed certain amounts which New Valero has budgeted therefor and which it has factored into its purchase offer for Basis.

Item 7.  Financial Statements and Exhibits

     (a)  Financial statements of businesses acquired.
     (b)  Pro forma financial information.

   In response to Items 7(a) and 7(b), Valero incorporates by reference (pursuant to General Instruction F) into this initial report pages 4 to 11 and pages F-34 to F-50 of the Registration Statement on Form S-1 (Commission File No. 333-27013, filed May 13, 1997) of Valero Refining and Marketing Company, which was mailed to the stockholders of Valero Energy Corporation on May 14, 1997. Valero will furnish by amendment any additional information that may be required by not later than 60 days after the date that this initial report was due.

     (c)  Exhibits.   Filed as part of this Form 8-K are the following
exhibits:

     2.1   --  Stock Purchase Agreement dated as of April 22,
               1997, among Valero Energy Corporation, Valero Refining and Marketing Company, Salomon Inc, and Basis Petroleum, Inc.

                            SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                             VALERO ENERGY CORPORATION


                             By:  /s/ Edward C. Benninger, Jr.
                                  Edward C. Benninger, Jr.
                                  President and Chief Financial Officer


Dated:  May 16, 1997